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                                                                   EXHIBIT 10.51


                          RADIOLOGY SERVICES AGREEMENT


THIS RADIOLOGY SERVICES AGREEMENT ("Agreement") is made this 13th day of October , 1997, by and between BRANDON DIAGNOSTIC CENTER, LTD/SUNPOINT DIAGNOSTIC CENTER, a corporation incorporated under the laws of the State of Florida ("Corporation"), and LISA PORTER-GRENN, M.D., Physician ("Physician").

                                   WITNESSETH

WHEREAS, Corporation requires the services of a radiologist licensed to practice medicine in the State of Florida; and

WHEREAS, Physician is organized to engage in the practice of medicine, specializing in radiology; and

WHEREAS, Physician desires to provide radiology services to Corporation; and

WHEREAS, Physician desires to contract with Corporation upon the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.        Term.

The initial term of this Agreement shall be for a period of three (3) years commencing on January 1, 1998, (the "Commencement Date") and shall be automatically renewed for an additional three (3) year term, unless Physician's services are terminated sooner pursuant to the provisions of Section 7 hereof.

Section 2.        Services.

         2.1 Physician and Physician Duties. During the term of this Agreement, Physician shall deliver professional radiology services (the "Services") on behalf of Corporation. Physician agrees that, as Corporation may require and to the extent permissible by law, shall (a) devote such time and effort as is required to perform the duties required of the radiologist by the Medical Director and Corporation; (b) provide the Services at locations approved by the Medical Director and Corporation; (c) participate in managed care arrangements entered into by Corporation and affiliated parties; (d) cooperate with, participate in, and comply with, the quality assurance, risk management and peer review programs, grievance procedures and utilization control mechanisms implemented by Corporation and its respective affiliates; (e) participate in the Medicare and Medicaid programs and to provide nondiscriminatory medical treatment for Medicare and Medicaid patients; (f) provide medical care in a nondiscriminatory manner to charity and indigent patients of Corporation in accordance with the policies and guidelines established by Corporation; (g) promote and market the services of Corporation; and (h) perform such other duties relating to the provision of services as may be requested from time to time by the Chief Executive Officer ("CEO") of Corporation.

         2.2 On-Call Scheduling. Corporation and Medical Director shall use its best efforts to take into account the input of Physician in developing an on-call schedule.

         2.3 Services Provided. Corporation and Medical Director shall determine which radiological activities shall be undertaken by Physician on behalf of Corporation.

         2.4 Physician Coverage. Corporation and Medical Director shall provide, on a periodic basis, a c overage schedule, which may include Saturday coverage, detailing times Physician shall provide the Services. Physician shall receive 30 days advance notice of each coverage schedule. Physician shall be subject to providing additional coverage as needed on a non-discriminatory basis with other physicians providing professional radiology services for Corporation.



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Section 3.        Professional Income.

To the extent permitted by law, Physician hereby assigns all charges and income derived from the Services accepted or undertaken by Physician on behalf of Corporation at Corporation's diagnostic imaging facility during the term of this Agreement. Charges, fee schedules, and coding for the Services rendered to patients by Physician shall be established by Corporation. Physician shall record, daily and accurately, the Services rendered by Physician and the charges therefor on forms supplied by Corporation. Corporation shall be responsible for all billing and collection activities relating to the Services performed by Physician pursuant to this Agreement.

Physician agrees that all fees and charges arising out of Physician's Services on behalf of Corporation during the term of the Agreement, as well as payments for services rendered to the patients of the Corporation prior to the commencement date hereof for which Physician has not yet been compensated are hereby assigned by Physician to Corporation. Physician hereby assigns and transfers to Corporation all right, title and interest of Physician to any fees or charges (whether in cash, accounts, goods or other property of value) resulting from or incident to Physician's provision of Services pursuant to the Agreement and Physician does hereby appoint Corporation as Physician's agent and attorney-in-fact to bill and collect the same.

Section 4.        Physician Warranties.

Physician represents and warrants to Corporation that Physician is duly licensed to practice medicine in the State of Florida. Physician further represents and warrants to Corporation that (i) Physician's license to practice medicine in any state (and Physician's permit to dispense or prescribe drugs and other controlled substances) has never been suspended, restricted or revoked (ii) Physician has never been reprimanded, sanctioned or disciplined by any government entity, licensing board or state or local medical society or specialty board; (iii) Physician has never been denied membership or reappointment of membership on the medical staff of any hospital, that no hospital medical staff membership or clinical privileges of Physician have ever been suspended, curtailed or revoked, and that Physician has never voluntarily withdrawn an application for appointment or reappointment to the medical staff of any hospital ; (iv) all information provided by Physician to Corporation and all information contained in any application for clinical privileges at the Corporation's diagnostic center or other health care provider is true and correct; (v) no application of Physician for professional liability insurance or renewal thereof has ever been denied, and so such insurance policy has ever been terminated; and (vi) Physician has never been convicted of or pled guilty, including, but not limited to, a plea of nolo contendere, to a crime except for minor traffic offenses. Physician shall update all such information as needed to maintain its accuracy when and if any change to such information occurs.

Section 5.        Performance Standards.

In performing Services under this Agreement, Physician agrees that Physician shall (i) use diligent efforts and professional skill and judgement; (ii) perform professional services in accordance with recognized standards of the medical professional, (iii) act in a manner consistent with the Principles of Medical Ethics of the American Medical Association; (iv) comply with the by-laws, policies, rules and regulations of Corporation; (v) comply with applicable standards of the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"); and (vi) comply with all applicable federal, state and local laws and regulations. Notwithstanding the foregoing, Physician shall exercise independent professional judgement in performing medical services related to the medical condition of patients, and Physician shall be solely responsible for the provision of medical services to patients in accordance with the standard of practice of the community in which Physician renders medical services and in a manner that will assure quality of care and treatment. Nothing in this Agreement shall be construed as giving Corporation control over the professional, clinical judgement of Physician.

Section 6.        Compensation.

         6.1      Compensation.


         (i) Compensation. Physician shall be compensated in the amount of $170,000.00 annually during the term of the Agreement.


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         (ii)  CME Allowance Annually. Physician shall receive $5,000.00 during the term of the Agreement.

         (iii) Health, Disability and Life Insurance Allowance Annually. Physician shall receive $5,000.00 allowance to help defray cost of health, disability and life insurance coverage.

         (iv) Moving Expense Allowance. Physician shall receive $10,000.00 moving allowance to be paid at a rate of $2,000.00 per month beginning January 1998 through May 1998.

         (v) Malpractice Insurance Allowance Annually. Physician shall receive $10,000.00 for malpractice insurance.

         6.2 Office Space. During the term of this Agreement, Corporation shall provide Physician with professional office space at no cost to Physician, which Physician may use for the performance of its duties hereunder.

         6.3 Equipment and Supplies. During the term of this agreement, Corporation shall provide expendable and non-expendable medical equipment, drugs, supplies, furniture, and fixtures which Corporation determines, in its sole discretion, to be necessary for the proper operation of the Corporation's diagnostic center.

         6.4 Utilities and Support Services. Corporation shall provide all utilities, housekeeping, laundry and other non-medical support services as may be required, in the discretion of Corporation, for the proper operation of the Corporation's diagnostic center.

         6.5 Vacation, Sick and Continuing Education Leave. Corporation agrees that Physician will have six (6) weeks of vacation, sick and continuing medical education leave during each year of this Agreement. Physician agrees that unused leave may not be carried forward from one year to the next by physician without the specific permission of Medical Director and Corporation. During Physician's vacation, sick or continuing education leave, Medical Director or Corporation shall arrange for coverage of the Corporation's diagnostic center. Physician agrees to provide Medical Director and Corporation with at least 30 days advance notice of impending vacation or continuing medical education leave by Physician.

         6.6 Malpractice Insurance. During the Term of this Agreement, Physician shall maintain, at its expense, professional malpractice liability insurance covering Physician for services rendered on behalf of Corporation pursuant to this Agreement in an amount not less than $1,000,000.00 per claim, $3,000,000.00 in the aggregate (the "Insurance Limits"). Physician shall furnish proof of such coverage prior to the furnishing of Services pursuant to this Agreement, and agrees to immediately provide Medical Director and Corporation with notice of any termination, modification, or amendment of such coverage. If the professional malpractice insurance provided by Physician pursuant to this
Section 6.6 is a "claims-made" policy, then, upon termination of this Agreement, unless Physician obtains a new professional malpractice liability insurance policy which includes coverage for acts occurring during the term hereof and maintains such policy in full force and effect for a period following termination of this Agreement equal to the statute of limitations for medical malpractice actions then applicable in the State of Florida, Physician shall purchase and maintain reporting endorsement ("tail") coverage for its acts, and the acts of Physician, while performing services pursuant to this Agreement; provided, however, that in the event this Agreement is terminated by Corporation without case, or by Physician for cause, then Corporation shall purchase and maintain such reporting endorsement ("tail") coverage.


Section 7.        Termination.

         7.1 Automatic Termination. This Agreement shall automatically terminate upon the death or permanent disability of the Physician. As used herein, the term "permanent disability" shall mean a physical or mental impairment which either (a) satisfies the requirements for instituting payment under any disability insurance policy covering the Physician; or (b) renders the Physician incapable, in the judgement of an independent licensed physician selected by the Corporation, of providing substantially the Services required of the Physician hereunder for a period in excess of thirty (30) days.

         7.2 Termination for Cause by Corporation. Corporation shall have the right to terminate Physician's services


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under this Agreement immediately, with cause, upon written notice to Physician if:

         (i) Physician's license to practice medicine (or permit or license to dispense or prescribe drugs or controlled substances) in any state shall have been revoked, suspended or restricted; or

         (ii) Physician fails to become credentialed in accordance with Corporation policy; or

         (iii) Physician's right to participate in the Medicare or Medicaid programs shall have been revoked, suspended, or restricted; or

         (iv) Physician is found to have engaged in unprofessional conduct by any governmental entity or professional organization; or

         (v)   Physician breaches a warranty contained in this Agreement; or

         (vi) Physician makes a material misrepresentation or omission of information in an application for employment or staff privileges with any hospital, physician hospital organization, or any other health care provider; or

         (vii) Physician has been adjudicated or pled guilty (by a plea of nolo contendere or otherwise) of criminal charges filed against her which related to her professional activities; provided, however, Physician shall be suspended from her duties hereunder, without pay, so long as such criminal charges are pending; or

         (viii) Physician shall commit an act or omit to take an act that in the good faith and reasonable belief of Corporation, jeopardized, or could have jeopardized, patient health or safety; or

         (ix) Physician becomes ineligible for professional liability insurance coverage sufficient to meet the terms of Paragraph 6.6; or

         (x) Physician materially breaches this Agreement and fails to cure the same within ninety (90) days after written notice from Corporation specifying the breach and requesting that it be cured; or

         (xi) Physician possesses, uses, or is under the influence of alcohol during working time; illegally uses controlled substances; or if Physician's use of controlled substances or alcohol, legal or illegal, impairs her ability to perform her duties hereunder as determined by an examination of an independent licensed physician selected by the Corporation. Physician agrees that Physician shall submit to a medical examination upon the reasonable suspicion of the Corporation.

         7.3 Termination for Cause by Physician. Physician shall have the right to terminate Physician's services under this Agreement, immediately, with cause, upon written notice to Corporation if;

         (i) Corporation's right to participate in the Medicare or Medicaid programs shall have been revoked, suspended, or restricted; or

         (ii) Corporation materially breaches this Agreement and fails to cure the same within ninety (90) days after written notice to Corporation specifying the breach and requesting that it be cured.

         7.4 Termination Without Cause. Physician's services under this Agreement may be terminated without cause if;

         (i)  Corporation and Physician mutually agree in writing; or

         (ii) either Corporation or Physician gives the other ninety (90) days prior written notice of its intent to terminate Physician's services, or



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         (iii) either Corporation or Physician gives the other written notice no later than ninety (90) days prior to the end of the initial or any renewal term.

         7.5 Effect of Termination. Except as expressly provided otherwise elsewhere in this Agreement, upon the effective date of termination of Physician's services under this Agreement for any reason or Physician's failure or refusal to perform services hereunder, all obligations of Corporation to make payments to Physician of any form or nature shall cease (except for obligations to make payments to Physician for services performed or reimbursable expenses incurred prior to the effective date of such termination of Physician's services). The provisions of Section 9 and the other provisions of this Agreement relating to the interpretation and application of such Section shall expressly survive termination of Physicians's services under this Agreement, as will Physician's assignment of payments for any services rendered to the patients of the Corporation prior to the Commencement Date hereof for which Physician has not yet been compensated by Corporation.

Section 8.  Independent Contractor.

         Physician understands and agrees that Physician shall not be considered to be an employee of the Corporation; during the term of this Agreement, Physician shall be classified as an independent contractor; and Physician shall be wholly and exclusively responsible and shall pay when due any and all taxes, fees, and assessments (and all interest and penalties thereon) of every kind and nature arising by reason of, or in connection with, Physician's performance hereunder, it being the intention of the parties that the Corporation shall not be responsible or charged for any such sums whatsoever. Without limiting the generality of the preceding sentence, and taxes or contribution Act, Federal Unemployment Tax Act, federal and state withholding, and similar taxes and withholding, shall be paid by and shall be the exclusive liability of Physician and shall in no way be chargeable to the Corporation. Except for the payments provided herein, Physician shall not be eligible for any other payments or benefits that are or may be provided to Corporation's employees. Physician shall be wholly and exclusively responsible for Physician's medical, life, and other insurance coverages.

Section 9  Covenants.

         Physician acknowledges that Corporation may assign this Agreement pursuant to the terms of Paragraph 10, including the covenants contained in Paragraphs 9.1, 9.2, and 9.3, and that such assignee is hereby expressly authorized to enforce these covenants.

         9.1 Covenant Not to Compete. Physician acknowledges and agrees that this covenant is intended to protect the investment Corporation has made and will make in the Corporation's radiology business, and that should Physician offer radiology services during the period of time and in the geographic area hereinafter set forth, such activity shall be harmful to Corporation and shall cause Corporation irreparable damage and injury.

         Physician covenants and agrees that for a period of one (1) year following the termination of Physician's services under this Agreement by Corporation pursuant to Paragraph 7.2, or by Physician pursuant to Paragraph 7.4, PA shall not engage in the provision of radiology services within a territory defined as a five (5) mile radius surrounding Corporation (Brandon Diagnostic Center/SunPoint Diagnostic Center) where Physician will engage in the provision of radiology services), without the prior written consent of Corporation.

         Physician acknowledges that this covenant is critical to the success of Corporation's radiology business, and that violation of this covenant would immeasurably damage Corporation's radiology business.

         9.2 Covenant Not To Solicit Patients or Customers. Physician covenants and agrees that, during the term of this Agreement and for a period of two (2) years immediately following the date of cessation of Physician's provision of services hereunder, Physician shall not, on Physician's own behalf or on behalf of any person, firm, partnership, association, corporation, or business organization, entity, or enterprise engaged in the provision of radiology services ( a "Competitive Business"), divert, solicit, appropriate, or attempt to divert, solicit, or appropriate any Patient or Customer for whom Physician provided services pursuant to this Agreement.




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         9.3 Covenant Not to Disclose. Independently from the covenants set forth in Paragraph 9.1 and 9.2, above, Physician covenants as follows:

         (i) Trade Secrets. Physician covenants and agrees that from the date hereof and for all time Physician shall treat as confidential and shall not use, disclose, or divulge (except in connection with Physician's performance of its duties to Corporation), any and all trade secret information concerning Corporation or its business obtained by Physician during the term of this Agreement. For lists of actual or potential customers, patients, and referral sources, lists of actual or potential suppliers, technical and nontechnical data, formulae, patterns, complications, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, and product plans, which information is known only to Corporation and those of its employees ir independent contractors in whom the trade secret must be confided in order to apply the trade secret to its intended use and from which Corporation derives actual or potential economic value from he nondisclosure of such information to persons who can obtain economic value from its disclosure or use.

         (ii) Other Information. Physician covenants and agrees that, during the term of this Agreement and for a period of two (2) years immediately following the date of cessation of Physician's services under this Agreement, Physician shall treat as confidential and shall not use, disclose, or divulge (except in connection with Physician's performance of Physician's duties to Corporation), any confidential business information regarding Corporation that does not fall within the definition of "trade secret information" as defined above.

         (iii) Return of Information. Physician shall, immediately upon termination of this Agreement, return to Corporation any and all books, paper, documents, or other embodiments of trade secret information or other information, tangible or intangible, of Corporation in the possession or withing the reasonable control of Physician, including any and all copies thereof and on any medium stored, and shall execute under oath a statement verifying that such material has been returned to Corporation.

         9.4 Remedies. Physician acknowledges that covenants 9.1, 9.2, and 9.3 are critical to the success of Corporation's radiology business, and that violation of the covenants would immeasurable damage Corporation's radiology business. Physician acknowledges and agrees that, by virtue of the duties and responsibilities attendant to Physician's provision of services to Corporation and the special knowledge of Corporation's affairs, business, patients, and operations that Physician has and will have as a consequence of this relationship, and breach or violation of the covenants contained in Paragraphs 9.1, 9.2 and 9.3 hereof would cause irreparable loss or damage to Corporation that may not be issued by any court of competent jurisdiction enjoining and restraining Physician from committing any violation or threatened violation of this Agreement.

         9.5 Severability. The covenants set forth in Paragraphs 9.1, 9.2, and
9.3 of this Agreement shall be construed to be separate and distinct from each other and every other provision set forth in this Agreement. In the event that any court of competent jurisdiction shall declare any covenant invalid, prohibited, or unenforceable, the remaining covenants and obligations shall remain independent, divisible, and enforceable. Any such unenforceable or prohibited provision or provisions may be modified in a court of law to the fullest extent allowed by the law of such jurisidiction so as to allow such provision or provisions to be written in such a manner and to such an extent as to be enforceable in such jurisdiciton under the circumstances. Without limitation of the foregoing, with respect to Paragraphs 9.1, 9.2, and 9.3, if it is determined that any restriction contained in such provision is excessive as to duration or scope, it is intended that such restriction be enforced for such shorter duration or with such narrower scope as will render it endorceable.

Section 10.  Compliance with Corporation Rules and Regulations.

         In fulfilling its duties hereunder, Physician shall, in every respect, comply with the policies and procedures of Corporation, and Physician shall insure the compliance of Physician with the policies and procedures of Corporation. During the term of this Agreement and upon termination hereof for any reason, all patient records, including, but not limited to, x-rays, charts, and billing records of any patient attended by Physician shall be and remain the property of Corporation to the extent permitted by law. Physician shall maintain all patient records in accordance with all applicable laws and regulations pertaining to the confidentiality thereof.





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Section 11.   Renegotiation.

         If Corporation's legal counsel determines that payments or reimbursements to Corporation or Physician, or the ability of the parties hereoto to fulfill their obligations hereunder, are (or are likely to be) adversely impacted by any federal, state or local law, rules, regulations, or published official interpretation of any of the foregoing, as applied to theis Agreement in a manner which will, if possible, avoid such adverse impact while maintained the eessential economic benefits intended to be conferred hereby. If this Agreement is not so amended prior to the effective date of such requirement or within thirty (30) days after Corporation's notice to negotiate under this Section, whichever shall first occur, then this Agreement shall terminate, at the option of Corporation, as of such date and shall be construed as a termination without cause.

Section 12.   Access to Records.

         Until the expiration of four (4) years after the furnishing of services hereunder, Physician shall make available, upon written request, to the Secretary of Health and Human Services, or upon written request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, including all amendments hereto, and books, documents and records of Physician that are necessary to certify the nature and extens of costs for services provided hereunder.

Section 13.   Miscellaneous.

         13.1 Successors. All the provisions herein contained shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of Corporation and of Physician; provided, however, that nothing contained in this Section 14.1 shall be construed as a consent by corporation to an assignment of this Agreement or of any interest herein by Physician except as provided in Section 10 above.

         13.2 Headings. The headings to the various sections of this Agreement have been inserted for convenience of reference only and shall not modify, define, limit or expand the express provisions of this Agreement.

         13.3 Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original, and each of such counterparts shall together constitute but one and the same agreement.

         13.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been received by the person to whom it is addressed when delivered if delivered in person or five (5) days after it is deposited in the United States mail, if mailed by certified or registered mail, postage prepaid and addressed as follows:


               If to Physician:            Lisa Porter-Grenn, M.D.
                                           735 Fairfax
                                           Birmingham, MI   48009

               If to Corporation:          Brandon Diagnostic Center
                                           SunPoint Diagnostic Center
                                           c/o National Diagnostics, Inc.
                                           Attn:  Mr. Curtis Alliston, President
                                           755 W. Brandon Blvd.
                                           Brandon, FL   33511

or to such other person and address as either party may designate in writing.

         13.5 Effect of Invalidity. Should any part or provision of this Agreement, for any reason, be declared invalid or illegal, such invalidity or illegality shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or illegal portions thereof eliminated.



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         13.6   Applicable Law: Rights Cumulative. This Agreement shall be construed in accordance with the laws of the State of Florida. All rights of the parties hereunder shall be cumulative with all rights which the parties hereto may have at law or in equity.

         13.7 Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Any amendments to this Agreement shall be in writing and signed by an authorized representative of Corporation and Physician.

         13.8 Confidentiality. Except as otherwise required by law, Physician agrees to keep this Agreement and its contents confidential and not to disclose the same to any third party, except their respective legal or accounting representatives. With respect to information provided by Corporation in connection with this Agreement, Physician agrees to keep all such information which in not in the public domain confidential, exercising the same care in handling such information as he would his own, subject to the provisions of applicable law.

         13.9 No Waiver. No waiver of any provision of this Agreement shall be effective against either party hereto unless it is in writing and signed by the party granting the waiver. No waiver of any provision hereof shall be deemed a continuing waiver or a waiver of any other provision hereof.

         13.10. Survival. All obligations of the parties which have accrued as of termination of this Agreement shall survive any termination of this Agreement. In addition, the provisions of Sections 9 and 13 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                         CORPORATION:

                                         BRANDON DIAGNOSTIC CENTER
                                         SUNPOINT DIAGNOSTIC CENTER


                                         By: /s/ Curtis L. Alliston
                                             ----------------------------------
                                                 Curtis L. Alliston, President

                                         PHYSICIAN:
                                         LISA PORTER-GRENN, M.D.



                                         By:/s/ Lisa Porter-Grenn, M.D.
                                             ----------------------------------
                                                Lisa Porter-Grenn, M.D.